INTERPUBLIC ANNOUNCES FIRST QUARTER 2014 RESULTS

•	Organic revenue increase of 6.6% and reported revenue increase of 6.1%

•	Seasonal first quarter operating loss of $11.7 million, compared to a loss of $42.4 million a year ago

•	First quarter 2014 loss per share of $0.05, compared to a loss per share of $0.14 a year ago

•	Company remains well-positioned to achieve 2014 financial targets

Summary

Revenue

•
First quarter 2014 revenue was $1.64 billion, compared to $1.54 billion in the first quarter of 2013, with an organic revenue increase of 6.6% compared to the prior-year period. This was comprised of an organic revenue increase of 9.1% internationally and 4.8% in the U.S.

Operating Results

•	Seasonal operating loss in the first quarter of 2014 was $11.7 million, compared to an operating loss of $42.4 million in 2013.

•	Operating margin was (0.7)% for the first quarter of 2014, compared to (2.7)% in 2013.

Net Results

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First quarter 2014 net loss available to IPG common stockholders was $20.9 million, resulting in a loss of $0.05 per basic and diluted share. This compares to net loss available to IPG common stockholders a year ago of $59.2 million, resulting in a loss of $0.14 per basic and diluted share.

"We are pleased to report a strong quarter in terms of organic revenue growth and earnings performance," said Michael I. Roth, Interpublic's Chairman and CEO. "We saw solid contributions from across our agency portfolio, with strength in the US, as well as significant growth in Latin America and Asia. Our ability to deliver customized, integrated service offerings is increasingly becoming a differentiator for us, as are our digital capabilities. We believe that we remain well-positioned to meet or exceed our 2014 organic growth target of 3-4% and an operating margin of 10.3% or better.”

Operating Results

Revenue
Revenue of $1.64 billion in the first quarter of 2014 increased 6.1% compared with the same period in 2013. During the quarter, the effect of foreign currency translation was negative 1.4%, the impact of net acquisitions was positive 0.9%, and the resulting organic revenue increase was 6.6%.

Operating Expenses
During the first quarter of 2014, salaries and related expenses were $1.19 billion, an increase of 5.0% compared to the same period in 2013. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 5.5% organically.

Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, was 72.6% in the first quarter of 2014 compared to 73.4% in the same period in 2013.

During the first quarter of 2014, office and general expenses were $460.6 million, an increase of 1.6% compared to the same period in 2013. After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 2.3% organically.

Non-Operating Results and Tax
Net interest expense of $14.0 million decreased by $16.4 million, or 54%, in the first quarter of 2014 compared to the same period in 2013.

Other income, net was $1.7 million in the first quarter of 2014.

The income tax benefit in the first quarter of 2014 was $1.7 million on loss before income taxes of $24.0 million, compared to a benefit of $12.4 million on loss before income taxes of $71.0 million in the same period in 2013. The effective income tax rate for the first quarter of 2014 was 7.1%, compared to 17.5% for the same period in 2013.

Balance Sheet
At March 31, 2014, cash, cash equivalents and marketable securities totaled $777 million, compared to $1.64 billion at December 31, 2013. Total debt was $1.66 billion at March 31, 2014, compared to $1.66 billion at December 31, 2013.

Share Repurchase Program and Common Stock Dividend
During the first quarter of 2014, the company repurchased 2.6 million shares of its common stock at an aggregate cost of $44.9 million and an average price of $17.17 per share including fees. During the first quarter of 2014, the company declared and paid a common stock cash dividend of $0.095 per share, for a total of $40.2 million.

April Financing Transactions
In April 2014, the company issued $500 million in aggregate principal amount of 4.20% Senior Notes due 2024. The majority of the net proceeds will be used toward the redemption of all $350 million in aggregate principal amount of its 6.25% Senior Unsecured Notes due 2014 on the redemption date, May 5, 2014.

For more information concerning the company's financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include BPN, FCB (Foote, Cone & Belding), FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNA GLOBAL, McCann, Momentum, MRM McCann, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Cautionary Statement
This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients' financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS FIRST QUARTER REPORT 2014 AND 2013 (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three months ended March 31,
	2014	2013	Fav. (Unfav.) % Variance
Revenue:
United States	$939.0	$894.4	5.0%
International	698.5	648.6	7.7%
Total Revenue	1,637.5	1,543.0	6.1%

Operating Expenses:
Salaries and Related Expenses	1,188.6	1,132.1	(5.0)%
Office and General Expenses	460.6	453.3	(1.6)%
Total Operating Expenses	1,649.2	1,585.4	(4.0)%
Operating Loss	(11.7)	(42.4)	72.4%
Operating Margin %	(0.7)%	(2.7)%

Expenses and Other Income:
Interest Expense	(20.2)	(36.8)
Interest Income	6.2	6.4
Other Income, Net	1.7	1.8
Total (Expenses) and Other Income	(12.3)	(28.6)

Loss before Income Taxes	(24.0)	(71.0)
Benefit of Income Taxes	(1.7)	(12.4)
Loss of Consolidated Companies	(22.3)	(58.6)
Equity in Net (Loss) Income of Unconsolidated Affiliates	(0.1)	0.1
Net Loss	(22.4)	(58.5)
Net Loss Attributable to Noncontrolling Interests	1.5	2.2
Net Loss Attributable to IPG	(20.9)	(56.3)
Dividends on Preferred Stock	0.0	(2.9)
Net Loss Available to IPG Common Stockholders	$(20.9)	$(59.2)

Loss Per Share Available to IPG Common Stockholders - Basic and Diluted	$(0.05)	$(0.14)

Weighted-Average Number of Common Shares Outstanding - Basic and Diluted	422.8	414.2

Dividends Declared Per Common Share	$0.095	$0.075